United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549

                                  Schedule 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           ACCELERATED NETWORKS, INC.
               ---------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
               ---------------------------------------------------
                         (Title of Class of Securities)

                                   00429P 10 7
               ---------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 pages

CUSIP No. 00429P 10 7                                         Page 2 of 11 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    ONSET Enterprise Associates III, L.P.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number Of Shares             (5)  Sole Voting Power              3,297,105
Beneficially Owned
By Each Reporting            (6)  Shared Voting Power                  -0-
Person With
                             (7)  Sole Dispositive Power         3,297,105

                             (8)  Shared Dispositive Power             -0-

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    3,297,105
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     6.54%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 11 pages

CUSIP No. 00429P 10 7                                         Page 3 of 11 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    OEA III Management, L.L.C.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
Number Of Shares             (5)  Sole Voting Power              3,297,105
Beneficially Owned
By Each Reporting            (6)  Shared Voting Power                  -0-
Person With
                             (7)  Sole Dispositive Power         3,297,105

                             (8)  Shared Dispositive Power             -0-

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    3,297,105
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     6.54%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 11 pages

CUSIP No. 00429P 10 7                                         Page 4 of 11 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    ONSET Venture Services Corporation
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    California
--------------------------------------------------------------------------------
Number Of Shares             (5)  Sole Voting Power                 30,000
Beneficially Owned
By Each Reporting            (6)  Shared Voting Power                  -0-
Person With
                             (7)  Sole Dispositive Power            30,000

                             (8)  Shared Dispositive Power             -0-

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    30,000
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     0.06%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 11 pages

CUSIP No. 00429P 10 7                                               Page 5 of 11


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    Robert F. Kuhling, Jr.
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------
Number Of Shares             (5)  Sole Voting Power                  2,000
Beneficially Owned
By Each Reporting            (6)  Shared Voting Power            3,327,105
Person With
                             (7)  Sole Dispositive Power             2,000

                             (8)  Shared Dispositive Power       3,327,105

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    3,329,105
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     6.60%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 11 pages

CUSIP No. 00429P 10 7                                         Page 6 of 11 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    Darlene K. Mann
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------
Number Of Shares             (5)  Sole Voting Power                    -0-
Beneficially Owned
By Each Reporting            (6)  Shared Voting Power            3,297,105
Person With
                             (7)  Sole Dispositive Power               -0-

                             (8)  Shared Dispositive Power       3,297,105

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    3,297,105
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     6.54%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 6 of 11 pages

CUSIP No. 00429P 10 7                                         Page 7 of 11 Pages


--------------------------------------------------------------------------------
(1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above
    Persons

    Terry L. Opdendyk
--------------------------------------------------------------------------------
(2) Check The Appropriate Box If A Member Of A Group        (a)
                                                            (b)  X
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Citizenship or Place of Organization

    United States
--------------------------------------------------------------------------------
Number Of Shares             (5)  Sole Voting Power                    -0-
Beneficially Owned
By Each Reporting            (6)  Shared Voting Power            3,327,105
Person With
                             (7)  Sole Dispositive Power               -0-

                             (8)  Shared Dispositive Power       3,327,105

(9) Aggregate Amount Beneficially Owned By Each Reporting Person

    3,327,105
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     6.60%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 7 of 11 pages

Item 1.

(a) Name of Issuer:  Accelerated Networks, Inc. ("Issuer")

(b) Address of Issuer's Principal Executive Offices:

    301 Science Drive
    Moorpark, California  93021

Item 2.

(a) Name of Person Filing:

    ONSET Enterprise Associates II, L.P. ("OEAII")
    OEA II Management, L.P. ("OEAIIM")
    ONSET Enterprise Associates III, L.P. ("OEAIII")
    OEA III Management, L.L.C. ("OEAIIIM")
    Robert F. Kuhling, Jr. ("RFK")
    Darlene K. Mann ("DKM")
    Terry L. Opdendyk ("TLO")

(b) Address of Principal Business Office:

    2400 Sand Hill Road, Suite 150
    Menlo Park, California  94025

(c) Citizenship/Place of Organization:

    Entities:       OEAIII   -  Delaware
                    OEAIIIM  -  Delaware
                    OSVC     -  California

    Individuals:    RFK      -  United States
                    DKM      -  United States
                    TLO      -  United States

(d) Title of Class of Securities: Common Stock

(e) CUSIP Number: 00429P 10 7

Item 3.  Not applicable.

                               Page 8 of 11 pages

Item 4. Ownership.

                      OEAIII      OEAIIIM       OSVC         RFK          DKM          TLO
                      ------      -------       ----         ---          ---          ---
(a)  Beneficial     3,297,105    3,297,105     30,000     3,329,105    3,297,105    3,327,105
     Ownership

(b)  Percentage          6.54%        6.54%       .06%         6.60%        6.54%        6.60%
     of Class

(c)  Sole           3,297,105    3,297,105     30,000         2,000          -0-          -0-
     Voting Power

     Shared               -0-          -0-        -0-     3,327,105    3,297,105    3,327,105
     Voting Power

     Sole
     Dispositive    3,297,105    3,297,105     30,000         2,000          -0-          -0-
     Power

     Shared
     Dispositive          -0-          -0-        -0-     3,327,105    3,297,105    3,327,105
     Power

Item 5. Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course

                               Page 9 of 11 pages
of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Date: February 8, 2001

ONSET ENTERPRISE ASSOCIATES III, L.P.
By: OEA III Management, L.L.C.
    Its general partner


By: /s/ Terry L. Opdendyk
    ------------------------------------
    Terry L. Opdendyk, Managing Director


OEA III MANAGEMENT, L.L.C.


By: /s/ Terry L. Opdendyk
    ------------------------------------
    Terry L. Opdendyk, Managing Director


ONSET VENTURE SERVICES CORPORATION



By: /s/ Robert F. Kuhling, Jr.
    -----------------------------------
    Robert, F. Kuhling, Jr., President


    /s/ Robert F. Kuhling, Jr.
    -----------------------------------
    Robert F. Kuhling, Jr.

    /s/ Darlene K. Mann
    -----------------------------------
    Darlene K. Mann

    /s/ Terry L. Opdendyk
    -----------------------------------
    Terry L. Opdendyk


EXHIBITS

A: Joint Filing Statement

                              Page 10 of 11 pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

     We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

February 8, 2001

ONSET ENTERPRISE ASSOCIATES III, L.P.
By: OEA III Management, L.L.C.
    Its general partner


By: /s/ Terry L. Opdendyk
    -----------------------------------
    Managing Director

OEA III MANAGEMENT, L.L.C.


By: /s/ Terry L. Opdendyk
    -----------------------------------
         Managing Director


ONSET VENTURE SERVICES CORPORATION



By: /s/ Robert F. Kuhling, Jr.
    -----------------------------------
    President

    /s/ Robert F. Kuhling, Jr.
    -----------------------------------
    Robert F. Kuhling, Jr.

    /s/ Darlene K. Mann
    -----------------------------------
    Darlene K. Mann

    /s/ Terry L. Opdendyk
    -----------------------------------
    Terry L. Opdendyk

                              Page 11 of 11 pages